

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                               WHITE ROCK JV, LTD.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I             ORGANIZATIONAL MATTERS

         1.1      Formation...............................................................................        1
         1.2      Name....................................................................................        1
         1.3      Term....................................................................................        1
         1.4      Registered Office and Principal Office of Partnership;
                  Addresses of Partners...................................................................        2
         1.5      Ownership...............................................................................        2
         1.6      Title to Partnership Property...........................................................        2
         1.7      Limits of Partnership...................................................................        2

ARTICLE II            DEFINITIONS.........................................................................        2

ARTICLE III           PURPOSE

         3.1      Purposes and Scope......................................................................        8

ARTICLE IV            CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         4.1      Initial Capital Contributions...........................................................        8
         4.2      Additional Capital Contributions........................................................        8
         4.3      Other Capital Contributions.............................................................        8
         4.4      Defaults in Making Required Capital Contributions.......................................        8
         4.5      Capital Accounts........................................................................        9
         4.6      Negative Capital Accounts...............................................................       12
         4.7      Interest................................................................................       12
         4.8      No Withdrawal...........................................................................       12
         4.9      Loans From Partners.....................................................................       12

ARTICLE V             ALLOCATIONS

         5.1      Allocations of Profits and Losses.......................................................       13
         5.2      Special Allocations of Profits and Losses...............................................       14
         5.3      Curative Allocations....................................................................       15
         5.4      Tax Allocations:  Code Section 704(c)...................................................       16
         5.5      Other Allocation Rules..................................................................       16

ARTICLE VI            DISTRIBUTIONS

         6.1      Distributions...........................................................................       17
         6.2      Make-Up Payments........................................................................       17
         6.3      Payments Not Deemed Distributions.......................................................       18
         6.4      Withheld Amounts........................................................................       18




ARTICLE VII           MANAGEMENT OF THE PARTNERSHIP

         7.1      Designation and Authority of General Partner............................................       18
         7.2      Major Decisions.........................................................................       19
         7.3      Certificate of Limited Partnership......................................................       20
         7.4      Compensation and Reimbursement of General Partner.......................................       20
         7.5      Partnership Funds.......................................................................       20
         7.6      Duties..................................................................................       20
         7.7      Transactions with Affiliates............................................................       20
         7.8      Outside Activities; Conflicts of Interest...............................................       21
         7.9      Resolution of Conflicts of Interest.....................................................       21
         7.10     Indemnification.........................................................................       21
         7.11     Liability of General Partner............................................................       21
         7.12     Reliance by General Partner.............................................................       22
         7.13     Insurance...............................................................................       22

ARTICLE VIII          RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

         8.1      Limitation of Liability.................................................................       22
         8.2      Management of Business..................................................................       22
         8.3      Outside Activities......................................................................       22
         8.4      Return of Capital.......................................................................       23

ARTICLE IX            BOOKS, RECORDS, ACCOUNTING AND REPORTS

         9.1      Records and Accounting..................................................................       23
         9.2      Fiscal Year.............................................................................       23
         9.3      Reports.................................................................................       23

ARTICLE X             TAX MATTERS

         10.1     Preparation of Tax Returns..............................................................       24
         10.2     Tax Elections...........................................................................       24
         10.3     Tax Controversies.......................................................................       24
         10.4     Organizational Expenses.................................................................       24
         10.5     Taxation as a Partnership...............................................................       24

ARTICLE XI            TRANSFERS OF PARTNERSHIP INTERESTS

         11.1     Transfer Restrictions...................................................................       24
         11.2     Transfers by General Partner............................................................       25
         11.3     Transfers by Limited Partners...........................................................       25
         11.4     Additional Limitations on Transfers of Limited Partnership Interests....................       25
         11.5     Distributions and Allocations in Respect of Transferred Partnership
                  Interests...............................................................................       25
         11.6     Admission of Initial and Substitute Limited Partners and Successor
                  General Partner.........................................................................       26
         11.7     Prohibited Transfers....................................................................       26
         11.8     Specific Performance and Other Remedies.................................................       27
         11.9     PHYMED Purchase Option..................................................................       27



ARTICLE XII           WITHDRAWAL AND REMOVAL OF GENERAL PARTNER

         12.1     Events of Withdrawal....................................................................       28
         12.2     Removal.................................................................................       28

ARTICLE XIII          DISSOLUTION AND WINDING UP

         13.1     Dissolution.............................................................................       29
         13.2     Continuation of the Partnership.........................................................       29
         13.3     Liquidation.............................................................................       30
         13.4     Distribution in Kind....................................................................       31
         13.5     Cancellation of Certificate of Limited Partnership......................................       31
         13.6     Return of Capital.......................................................................       31

ARTICLE XIV           AMENDMENT OF AGREEMENT; CONSENTS

         14.1     Amendment Procedures....................................................................       32
         14.4     Action Without a Meeting................................................................       32

ARTICLE XV            GENERAL PROVISIONS

         15.1     Addresses and Notices...................................................................       32
         15.2     Titles and Captions.....................................................................       32
         15.3     Pronouns and Plurals....................................................................       32
         15.4     Further Action..........................................................................       33
         15.5     Binding Effect..........................................................................       33
         15.6     Integration.............................................................................       33
         15.7     Creditors...............................................................................       33
         15.8     Waiver..................................................................................       33
         15.9     Counterparts............................................................................       33
         15.10    Applicable Law..........................................................................       33
         15.11    Invalidity of Provisions................................................................       33

EXHIBITS

Exhibit A - Percentage Interests
Exhibit B - Initial Capital Contributions
Exhibit C - MRI Lease

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE PARTNERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                               WHITE ROCK JV, LTD.

         THIS AGREEMENT OF LIMITED PARTNERSHIP OF WHITE ROCK JV, LTD. is entered into as of December ____, 1999 (the "Commencement Date"), by and among PHYMED, INC., an Oklahoma ("PHYMED"), as General Partner, and LDE Ventures, Inc., an Illinois corporation ("LDE"), as Limited Partner.

         Certain terms used in this agreement are defined in Article II hereof.

                                    ARTICLE I

                             ORGANIZATIONAL MATTERS

         1.1 Formation. Subject to the provisions of this Agreement, the Partners hereby form the Partnership as a limited partnership pursuant to the Texas Act. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Texas Act.

         1.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, White Rock JV, Ltd. The General Partner may change the name of the Partnership at any time and from time to time and shall provide the Limited Partners with written notice of such name change within twenty (20) days after such name change.

         1.3 Term. The Partnership shall continue in existence until the close of Partnership business on December 31, 2049, or until the earlier termination of the Partnership in accordance with the provisions of Section 13.1(b). The General Partner shall not commence or engage in any business on behalf of the Partnership until after the Effective Date, other than matters necessary or incidental to the organization of the Partnership.

         1.4 Registered Office and Principal Office of Partnership; Addresses of Partners.

                  (a) Partnership Offices. The registered office of the Partnership in the State of Texas shall be 9603 White Rock Trail, Dallas, Texas 75238, and the registered agent for service of process on the Partnership at such registered office shall be George C. Barker or such other registered office or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 9603 White Rock Trail, Dallas, Texas 75238, or such other place as the General Partner may from time to time designate. The General Partner shall notify each Limited Partner within ten (10) days following the change of the location of the principal office of the Partnership. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

                  (b) Addresses of Partners. The address of each Partner shall be the address of such Partner appearing on the signature pages to this Agreement. A Partner may change its address at any time by giving all of the other Partners ten (10) days prior written notice of such change in address.

         1.5 Ownership. The interest of each Partner in the Partnership shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interests in such property or interest except by having an ownership interest in the Partnership as a Partner. Each of the Partners irrevocably waives, during the term of the Partnership and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the property of the Partnership.

         1.6 Title to Partnership Property. Legal title to all property of the Partnership shall be held and conveyed in the name of the Partnership.

         1.7 Limits of Partnership. The relationship between the parties hereto shall be limited to the carrying on of the business of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership between the Partners or to authorize any Partner to act as general agent for any other Partner.

                                   ARTICLE II

                                   DEFINITIONS

         The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement:

         "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) any amounts that such Partner is, or is deemed to be, obligated to restore pursuant to section 1.704-1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of section 1.704-2(i)(5) of the Regulations, shall be credited to such Capital Account; and (b) the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations shall be debited to such Capital Account. The foregoing definition of Adjusted Capital Account
Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreement" means this Agreement of Limited Partnership of White Rock JV, Ltd., as it may be amended, supplemented, or restated from time to time.

         "Available Cash" of the Partnership as of any date means all cash funds of the Partnership on hand from time to time after: (a) payment of all Partnership Costs and Expenses that are due and payable as of such time; (b) provision for payment of all Partnership Costs and Expenses that are reasonably anticipated to become due and payable within 30 days following the date on which Available Cash is being determined; and (c) provision for adequate reserves (working capital and/or capital), the amount of such reserves to be established by the General Partner and approved by a Super-Majority Interest.

         "Average Daily Scans" means, with respect to a particular calendar month, the quotient of (a) the aggregate number of scans performed by the MRI, all Business Days for such calendar month, divided by (b) the number of Business Days during such calendar month.

         "Book Depreciation" has the meaning set forth in Section 4.5(b)(v).

         "Book Value" has the meaning set forth in Section 4.5(c).

         "Business Day" means any day during which the Center is open for patient treating for at least 5 hours.

         "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.5(a).

         "Capital Contribution" means any cash or other property contributed by a Partner to the Partnership pursuant to the provisions of this Agreement.

         "Center" means the location in Dallas, Texas where the MRI is operated.

         "Certificate" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Texas pursuant to Section 7.3, as such Certificate may be amended or restated from time to time.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Commencement Date" means December _____, 1999.

         "Composite Sharing Ratio" of each Partner means, at any particular time, the quotient (expressed as a percentage) of (a) the aggregate amount of distributions since the Commencement Date to such Partner under Section 6.1(c) hereof, divided by (b) the aggregate amount of distributions since the Commencement Date to all Partners under Section 6.1(c) hereof.

         "Event of Bankruptcy" means, with respect to any Partner or the Partnership, any of the following acts or events:

          (a) making an assignment for the benefit of creditors;

          (b)  filing a voluntary petition in bankruptcy;

          (c) becoming the subject of an order for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding;

          (d) filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

          (e) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in parts (a) through (d) of this definition;

          (f) making an admission in writing of an inability to pay debts as they mature;

          (g) giving notice to any governmental body that insolvency has occurred, that insolvency is pending, or that operations have been suspended;

          (h) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties; or

          (i) the expiration of 90 days after the date of the commencement of a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been previously dismissed, or the expiration of 60 days after the date of the appointment, without such Person's consent or acquiescence, of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties, if the appointment has not previously been vacated or stayed, or the expiration of 60 days after the date of expiration of a stay, if the appointment has not been previously vacated.

         "Excess Amount" has the meaning set forth in Section 5.1(a)(iii).

         "General Partner" means PHYMED, Inc., in its capacity as the general partner of the Partnership, or its successors or assigns.

         "Limited Partners" means LDE Ventures, Inc., and any other Person who has been admitted or is deemed to have been admitted as a limited partner in the Partnership and whose admission has been reflected on the books and records of the Partnership.

         "Liquidator" has the meaning set forth in Section 13.3.

         "Losses" has the meaning set forth in Section 4.5(b).

         "MRI" means the magnetic resonance imaging machine operated by the Partnership pursuant to the MRI Lease.

         "MRI Lease" means that certain Lease, by and between the Partnership and Prime Leasing, Inc., attached hereto as Exhibit C.

         "Nonrecourse   Deductions"   has  the  meaning  set  forth  in  section
1.704-2(b)(1) of the Regulations.

         "Option Notice" has the meaning set forth in Section 11.9(b).

         "Partner" means a General Partner or a Limited Partner.

         "Partner Minimum Gain" means partner nonrecourse debt minimum gain as determined under the rules of section 1.704-2(i) of the Regulations.

         "Partner Nonrecourse Deduction" has the meaning set forth in section 1.704-2(i)(1) and (2) of the Regulations.

         "Partnership" means the limited partnership established pursuant to this Agreement by the filing of the Certificate with the Secretary of State of the State of Texas.

         "Partnership Estimated Net Taxable Income" has the meaning set forth in
Section 6.4(a).

         "Partnership Interest" means the interest acquired by a Partner in the Partnership including, without limitation, such Partner's right: (a) to an allocable share of the Profits, Losses, and other income, gains, losses, deductions, and credits of the Partnership; (b) to a distributive share of the assets of the Partnership; (c) if a Limited Partner, to vote on those matters described in this Agreement; and (d) if the General Partner, to manage and operate the Partnership.

         "Partnership Minimum Gain" has the meaning set forth in section 1.704-2(d) of the Regulations.

         "Percentage Interest" means the percentage interest of a Partner in certain rights and obligations described in this Agreement. The Percentage Interest of each Partner as of any date is set forth in Exhibit A attached hereto, as such Exhibit may be revised from time to time to reflect adjustments pursuant to Section 4.4, Section 4.5 and Article XI hereof.

         "Person" means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

         "Prime Rate" means the rate of interest announced from time to time by Bank One, as its prime, reference or other similar rate.

         "Profits" has the meaning set forth in Section 4.5(b).

         "Purchase Price" has the meaning set forth in Section 11.9(c).

         "Regulations" means the Department of Treasury Regulations promulgated under the Code, as amended and in effect (including corresponding provisions of succeeding regulations).

         "Regulatory Allocations" has the meaning set forth in Section 5.3.

         "Securities Act" means the Securities Act of 1933, as amended, and any successor to such statute.

         "Sharing Ratios" means, with respect to a particular calendar month, the following percentages based on the Average Daily Scans performed by the MRI for such month:

    ----------------------------------------------------------------------------
      Average Daily Scans for      Sharing Ratio for     Sharing Ratio for LDE
      Such Calendar Month         PHYMED for Such       for SuchCalendar Month
                                   Calendar Month
    ----------------------------------------------------------------------------
           5 or fewer                       35.00%                  65.00%
                6                           36.67%                  63.33%
                7                           37.86%                  62.14%
                8                           38.75%                  61.25%
                9                           39.44%                  60.56%
               10                           40.00%                  60.00%
               11                           40.46%                  59.54%
               12                           40.83%                  59.17%
               13                           41.15%                  58.85%
               14                           41.43%                  58.57%
               15                           41.67%                  58.33%
               16                           41.88%                  58.12%
               17                           42.05%                  57.95%
               18                           42.22%                  57.78%
               19                           42.37%                  57.63%
           20 or more                       42.50%                  57.50%


         The Partners hereby agree that the Sharing Ratios of the Partners shall be automatically adjusted pursuant to Sections 4.4(c) and 6.2 hereof.

         "Shortfall" has the meaning set forth in Section 4.2.

         "Super-Majority Interest" means the owners of more than 85% of the Percentage Interests of the Partners.

         "Texas Act" means the Texas Revised Limited Partnership Act, Article 6132a-1 of Title 105 of the Texas Revised Civil Statutes, as it may be amended from time to time, and any successor to such Texas Act.

         "Transfer" has the meaning set forth in Section 11.1.

         "Undistributed Priority Return" means, with respect to LDE on any particular date, the amount in a special recordkeeping account maintained by the Partnership for LDE equal to: (a) the product of (i) $18,750 multiplied by (ii) the number of calendar months (and partial calendar months) from the Commencement Date to such particular date; reduced (but not below zero) by: (b) the sum of (i) aggregate amount of cash distributed to LDE pursuant to Section 6.1(a), plus (ii) the aggregate amount of UPR Elimination Payments to LDE which have actually been made since the Commencement Date.

         "UPR Elimination Payment" has the meaning set forth in Section 6.2.

                                   ARTICLE III

                                     PURPOSE

         3.1 Purposes and Scope. Subject to the provisions of this Agreement, the purpose of the Partnership are to:

               (a) operate, lease, manage, improve, sell, transfer and otherwise use the MRI to be located in Dallas, Texas;

               (b) enter into contracts with respect to the use and operation of the MRI, advertise and promote the use of the MRI; and

               (c) do any and all other acts or things which may be incidental or necessary to carry on the business of the Partnership as herein contemplated.

                                   ARTICLE IV

                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         4.1 Initial Capital Contributions. On the Commencement Date, each Partner shall be credited with making the Capital Contribution shown opposite of its or his name on Exhibit B hereto, and in that regard, each Partner's Capital Account as of the Commencement Date shall be the amount shown opposite of its or his name on Exhibit B hereto.

         4.2 Additional Capital Contributions. After the Capital Contributions described in Section 4.1 have been made, if at any time, the Partnership does not have sufficient cash funds on hand to pay its operating expenses (a "Shortfall"), PHYMED shall make a Capital Contribution to the Partnership equal to such Shortfall. LDE shall not be obligated to make any Capital Contribution to the Partnership other than the Capital Contribution described in Section 4.1.

         4.3 Other Capital Contributions. Except as provided in Sections 4.1 and
4.2 hereof, no Partner shall be required to make any Capital Contributions to the Partnership without the unanimous consent of the Partners. If, however, the Partners unanimously consent to making Capital Contributions in addition to those set forth in Sections 4.1 and 4.2 hereof, the Capital Contributions approved unanimously by the Partners shall become required Capital Contributions pursuant to the terms of the mandate approved by the Partners.

         4.4      Defaults in Making Required Capital Contributions.

                  (a) If a Partner reasonably determines that another Partner has failed to make a Capital Contribution required under Section 4.1 or
         Section 4.2, then the General Partner (or if the General Partner or its Affiliate is the defaulting Partner, then a Partner that is not an Affiliate of the General Partner) shall send a notice (the "Default Notice") to the Partner failing to make such Capital Contribution and to all other Partners, notifying the defaulting Partner of its failure to make such Capital Contribution, the amount to be contributed, and requesting that such Capital Contribution be made immediately. If a Partner fails to make a Capital Contribution as required under Section
         4.2 within five (5) Business Days after receiving such a Default Notice, then the Partner failing to make such required Capital Contribution and each of its Affiliates shall be in default (such Partner is referred to as the "Defaulting Partner" and the amount that such Partner failed to contribute is referred to as the "Default Amount").

                  (b) If a Partner is a Defaulting Partner, then the Partners that are not Defaulting Partners (the "Non-Defaulting Partners") may advance an amount to the Partnership equal to the Default Amount. The Partners acknowledge and agree that any such advance shall be deemed to be a loan from the Non-Defaulting Partner to the Defaulting Partner (a "Partner Default Loan"). Any such Partner Default Loan will be a nonrecourse obligation of the Defaulting Partner, will bear interest at the greater of (i) the Prime Rate plus 800 basis points per annum, or
         (ii) fifteen percent per annum, will be secured by a first lien priority security interest in the Defaulting Partner's Partnership Interest, and will be repaid out of any and all distributions to which the Defaulting Partner would otherwise be entitled from the Partnership until all accrued interest and outstanding principal on such Partner Default Loan has been paid in full. A Defaulting Partner may repay any Partner Default Loan at any time before conversion of such loan into a Capital Contribution.

                  (c) At any time after sixty (60) days following the date after a Partner Default Loan has been made, a Non-Defaulting Partner making such loan may elect, by providing notice to each Partner, to convert the Partner Default Loan into a Capital Contribution in an amount equal to the outstanding principal balance of such Partner Default Loan. The accrued but unpaid interest on such Partner Default Loan shall remain an obligation of the Defaulting Partner. Upon making such election, the Sharing Ratio of the Defaulting Partner for each calendar month following the date of such election shall be equal to 50 percent of what it otherwise would be, and the Sharing Ratio of the Non-Defaulting Partner shall be equal to the sum of (i) the Sharing Ratio that it would have absent such election, plus (ii) the amount of Sharing Ratio lost by the Defaulting Partner as a result of such election.

         4.5      Capital Accounts.

                  (a) Maintenance Rules. The Partnership shall maintain for each Partner a separate Capital Account in accordance with this Section 4.5, which shall control the division of assets upon liquidation of the Partnership as provided in Section 13.3. Each Capital Account shall be maintained in accordance with the following provisions:

                           (i) Such  Capital  Account  shall be increased by the
                  cash amount or Book Value of any property contributed by such Partner to the Partnership pursuant to this Agreement, such Partner's allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Partner pursuant to Section 5.2 and Section 5.3, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

                           (ii) Such Capital  Account  shall be decreased by the
                  cash amount or Book Value of any property distributed to such Partner pursuant to this Agreement, such Partner's allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Partner pursuant to Section 5.2 and Section 5.3, and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                           (iii) If all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; provided, however, that if the transfer causes a termination of the Partnership under section 708(b)(1)(B) of the Code, then the Partnership shall be deemed to have contributed its assets to a new partnership in exchange for all of the interests in the new partnership, followed by a distribution of the interests in the new partnership to the transferee Partner and the remaining Partners of the Partnership in liquidation of the Partnership.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If a Super-Majority Interest determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the General Partner may authorize such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 13.3 upon the dissolution and liquidation of the Partnership.

                  (b) Definition of Profits and Losses. "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           (i) Income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.5(b) shall be added to such taxable income or loss.

                           (ii) Any expenditures of the Partnership described in
                  Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.5(b), shall be subtracted from such taxable income or loss.

                           (iii) If the Book Value of any  partnership  asset is
                  adjusted pursuant to Section 4.5(c)(ii) or Section 4.5(c)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses.

                           (iv) Gain or loss resulting  from any  disposition of
                  property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value.

                           (v) In lieu of the deduction for  depreciation,  cost
                  recovery or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation as defined in this Section 4.5(b)(v). "Book Depreciation" for any asset means for any fiscal year or other period an amount that bears the same ratio to the Book Value of that asset at the beginning of such fiscal year or other period as the federal income tax depreciation, amortization or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization or other cost recovery deduction allowable for any asset for such year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner and approved by a Super-Majority Interest.

                           (vi)  Notwithstanding  any  other  provision  of this
                  Section 4.5(b), any items that are specially allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing Profits and Losses.

                  (c) Definition of Book Value. "Book Value" means for any asset the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial  Book Value of any asset  contributed
                  by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner and approved by a Super-Majority Interest.

                           (ii) The Book Values of all Partnership  assets shall
                  be adjusted to equal their respective gross fair market values, as determined by the General Partner and approved by a Super-Majority Interest, as of the following times: (A) on the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; (B) on the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (C) on the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations.

                           (iii)  The  Book  Value  of  any  Partnership   asset
                  distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

                           (iv) The Book Values of  Partnership  assets shall be
                  increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital
                  Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 5.2(d); provided, however, that Book Values shall not be adjusted pursuant to this Section 4.5(c)(iv) to the extent the General Partner determines that an adjustment pursuant to Section 4.5(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.6(c)(iv).

                           (v) If the Book Value of an asset has been determined
                  or adjusted pursuant to Section 4.5(c)(i), 4.5(c)(ii), or 4.5(c)(iv), such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         4.6 Negative Capital Accounts. If any Partner has a deficit balance in its Capital Account, such Partner shall have no obligation to restore such negative balance or to make any Capital Contribution to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Partner.

         4.7 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Capital Accounts.

         4.8 No Withdrawal. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as provided in Section 6.1 and Article XIII.

         4.9 Loans From Partners. Except as provided in Section 4.3(c), loans by a Partner to the Partnership shall not be considered Capital Contributions.

                                    ARTICLE V

                                   ALLOCATIONS

         5.1  Allocations of Profits and Losses.

               (a) Allocation of Profit Generally. After giving effect to the allocations set forth in Section 5.2 and Section 5.3, Profits for any Fiscal Year shall be allocated to the Partners in the following manner:

                           (i) First, to each Partner with a negative balance in
                  its Adjusted Capital Account, pro rata in accordance with such negative Adjusted Capital Account balances, until such negative Adjusted Capital Account balances have been eliminated;

                           (ii) Next, to LDE in the minimum amount  necessary to
                  cause LDE positive Adjusted Capital Account balance to equal its accrued but unpaid Undistributed Priority Return;

                           (iii) Next,  to the  Partners  in the minimum  amount
                  necessary to cause the ratios among their "Excess Amounts" to equal the ratios among their Composite Sharing Ratios. For purposes of this Agreement, LDE's "Excess Amount" equals the positive balance in LDE's Capital Account (computed after the allocation of Profits under subparagraphs (i) and (ii) of this
                  Section 5.1(a) for the Fiscal Year of the allocation), reduced by the sum of LDE's Undistributed Priority Return (with LDE's Undistributed Priority Return being computed after giving effect to all Capital Contributions and all distributions that took place during and before the Fiscal Year with respect to which the allocation is being made), and PHYMED's "Excess
                  Amount" equals the positive balance in PHYMED's Capital Account; and

                           (iv) Next, to  the  Partners in  proportion to  their
                  Composite Sharing Ratios.

                  (b)  Allocation of Losses.


                           (i) After giving effect to the  allocations set forth
                  in Section 5.2 and Section 5.3, and subject to the limitation set forth in Section 5.1(b)(ii), Losses for any Fiscal Year shall be allocated to the Partners in the following manner:

                                    (A)  First,  in  circumstances  in which all
                           Partners have positive Excess Amounts, to the Partners in the minimum amounts necessary to cause their positive Excess Amounts to be in the same ratios as their Percentage Interests, and in circumstances in which one or more Partners, but not all Partners, have positive Excess Amounts, to the Partners with positive Excess Amounts in the minimum amounts necessary to cause such Partners' positive Excess Amounts to be in the same ratios as their Percentage Interests;

                                    (B)  Next,  to the  Partners  with  positive
                           Excess Amounts pro rata in accordance with their positive Excess Amounts, until such positive Excess Amounts have been eliminated;

                                    (C)  Next,  to  LDE in  the  minimum  amount
                           necessary to cause each such Partner's positive Adjusted Capital Account balance to equal the sum of such Partner's Undistributed Priority Return; and

                                    (D) Next,  to the Partners in  proportion to
                           their Composite Sharing Ratios.

                           (ii)   Notwithstanding anything to the contrary in
                  Section 5.1(b)(i):

                                    (A)  Except as set forth  below,  the Losses
                           allocated pursuant to Section 5.1(b)(i) hereof to any Partner for any Fiscal Year shall not exceed the maximum amount of Losses that may be allocated to such Partner without causing such Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year.

                                    (B) If  some  but  not  all of the  Partners
                           would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to
                           Section 5.1(b)(i) hereof, the limitations set forth in this Section 5.1(b)(ii) shall be applied by allocating Losses pursuant to this Section 5.1(b)(ii) only to those Partners who would not have an Adjusted Capital Account Deficit as a consequence of receiving such an allocation of Losses (with the allocation of such Losses among such Partners to be determined by the General Partner, based on the allocation that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof).

                                    (C) If no Partner may receive an  additional
                           allocation of Losses pursuant to Section 5.1(b)(ii)(B) above, such additional Losses not allocated pursuant to Section 5.1(b)(ii)(B) shall be allocated among the Partners in a manner that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof, as determined by the General Partner.

         5.2      Special Allocations of Profits and Losses.

                  (a) Minimum Gain Chargeback--Partnership Nonrecourse Liabilities. If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) to the Partners in the amounts and manner described in section 1.704-2(f) and (j)(2)(i) and (iii) of the Regulations, subject to the exemptions set forth in section
         1.704-2(f)(2), (3), (4), and (5) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(f) of the Regulations) relating to Partnership nonrecourse liabilities (as defined in section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

                  (b) Minimum  Gain  Chargeback--Partner  Nonrecourse  Debt.  If
         there is a net decrease in Partner Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Partners who had a share of the Partner Minimum Gain (determined pursuant to section 1.704-2(i)(5) of the Regulations) in the amounts and manner described in section 1.704-2(i)(4), (j)(2)(ii) and (iii) of the Regulations. This
         Section 5.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(i)(4) of the Regulations) relating to partner nonrecourse debt (as defined in section 1.704-2(b)(4) of the Regulations) and shall be so interpreted.

                  (c) Qualified Income Offset. If, after applying Section 5.2(a) and Section 5.2(b), any Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated (on a gross basis) to each such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. This Section 5.2(c) is intended to comply with the "qualified income offset" requirement set forth in section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be so interpreted.

                  (d) Basis Adjustments. To the extent an adjustment to the tax basis of any Partnership asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Partners in proportion to their Percentage Interests.

                  (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated pursuant to section 1.704-2(b)(4) and
         (i)(1) of the Regulations to the Partner who bears the economic risk of loss with respect to such deductions.

         5.3 Curative Allocations. The allocations set forth in Section 5.1(b) and Section 5.2(a) through Section 5.2(f) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.1(a). In exercising its discretion under this Section 5.3, the General Partner shall take into account future Regulatory Allocations under Sections 5.2(a) and 5.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.2(e) and 5.2(f).

         5.4      Tax Allocations:  Code Section 704(c).

                  (a) In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value (computed in accordance with Section 4.4(c)(i)).

                  (b) If the Book Value of any Partnership asset is adjusted pursuant to Section 4.4(c)(ii), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c) and the Regulations thereunder.

                  (c) Any elections or other decisions relating to allocations made pursuant to this Section 5.4 shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Partner's Capital Account or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement.

         5.5      Other Allocation Rules.

                  (a) For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under section 706 of the Code and the Regulations thereunder.

                  (b) For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Partners in accordance with the allocations under Sections 5.1, 5.2, 5.3, and 5.4 of this Agreement.

                  (c) The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

                  (d) It is intended that the allocations in Sections 5.1, 5.2, 5.3, and 5.4 effect an allocation for federal income tax purposes consistent with section 704 of the Code and comply with any limitations or restrictions therein.

                  (e) The Partners agree that their Percentage Interests represent their respective interests in Partnership profits for purposes of allocating excess nonrecourse liabilities (as defined in section 1.752-3(a)(3) of the Regulations) pursuant to section 1.752-3(a)(3) of the Regulations.

                                   ARTICLE VI

                                  DISTRIBUTIONS

         6.1 Distributions. The General Partner shall review the Partnership's accounts promptly after the end of each calendar month to determine whether there exists any Available Cash at such time. If there exists Available Cash at such time, the General Partner shall promptly distribute all such Available Cash. Except to the extent Section 13.3 or Section 13.4 are applicable, all distributions pursuant to this Section 6.1 shall be made to the Partners in the manner set forth below:

               (a) First, to LDE to the extent LDE has accrued but unpaid Undistributed Priority Return, in an amount up to LDE's accrued but unpaid Undistributed Priority Return;

               (b) Next, 100% to PHYMED until the total distributions to PHYMED under this Section 6.1(b) equal the total UPR Elimination Payments since the Commencement Date; and

               (c) Next, to the Partners in proportion to their Sharing Ratios for the immediately preceding calendar month.

         6.2 Make-Up Payments. If, with respect to any calendar month, LDE has accrued but unpaid Undistributed Priority Return on the fifteenth day following said calendar month, then PHYMED shall make a cash payment directly to LDE no later than the twentieth day following said calendar month in an amount necessary to eliminate LDE's Undistributed Priority Return (a "UPR Elimination Payment"). If PHYMED does not make the UPR Elimination Payment (if due) in full by the twentieth day following each relevant calendar month, then LDE shall notify PHYMED in writing of such failure. If PHYMED does not make the relevant UPR Elimination Payment in full within five Business Days following the written notice from LDE referred to in the immediately preceding sentence, then (a) PHYMED shall continue to have an unconditional obligation to make the UPR Elimination Payment (with interest at the greater of (i) 15 percent per annum, or (ii) the LDE Rate on the date of such default plus 800 basis points, and (b) PHYMED's Sharing Ratios for each calendar month after the date of failure to pay the UPR Elimination Payment shall be equal to 50 percent of what it otherwise would be, and the Sharing Ratio of LDE shall be equal to the sum of (i) the Sharing Ratio that it would have absent such default by PHYMED, plus (ii) the amount of Sharing Ratio lost by PHYMED as a result of such default.

         6.3   Payments Not Deemed Distributions.  Any amounts paid pursuant  to
Section 7.4 shall not be considered distributions for purposes of this Agreement.

         6.4      Withheld Amounts.

               (a) Notwithstanding any other provision of this Article VI to the contrary, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to such Partner as a result of such Partner's participation in the Partnership. If and to the extent that the Partnership shall be required to withhold or pay any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Partner's Partnership Interest to the extent that the Partner (or any successor to such Partner's Partnership Interest) is then entitled to receive a distribution.

               (b) To the extent that the aggregate of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a loan from the Partnership to such Partner. Such loan shall bear interest (which interest shall be treated as an item of income to the Partnership) at the lesser of the maximum rate permitted by law or the LDE Rate, as determined hereunder from time to time, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled.

               c) Any withholdings authorized by this Section 6.4 shall be made at the applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence satisfactory to the General Partner to the effect that a lower rate is applicable, or that no withholding is applicable.

                                   ARTICLE VII

                          MANAGEMENT OF THE PARTNERSHIP

         7.1  Designation and Authority of General Partner.

               (a) The Partners hereby designate PHYMED as the general partner of the Partnership. PHYMED shall continue to serve as the General Partner of the Partnership until such time as provided in the Agreement.

               (b) Subject to Section 7.2, the General Partner shall conduct, direct, and exercise full control over all activities of the Partnership and all management powers over the business and affairs of the Partnership shall be vested in the General Partner.

         7.2 Major Decisions. The General Partner shall not have the authority to cause the Partnership to act on any matter constituting a Major Decision (or which otherwise requires the approval of a Super-Majority Interest) until the General Partner obtains the written approval of a Super-Majority Interest. The term "Major Decision," as used in this Agreement means any decision with respect to the following matters:

               (a) approval of any contract between any Partner (or any Affiliate of any Partner) and the Partnership;

               (b) doing any act in contravention of the Agreement or failing to do any act required by the Agreement;

               (c) doing any act which would make it impossible to carry on the ordinary business of the Partnership;

               (d) executing or delivering any assignment for the benefit of creditors of the Company;

               (e) moving the MRI to any location other than the Center;

               (f) engaging in any material activity not related to operation of the MRI;

               (g) selling, exchanging, leasing or otherwise transferring any single asset of the Partnership with a fair market value in excess of $1,000;

               (h) acquiring any single asset of the Partnership with a fair market value in excess of $1,000;

               (i) placing any voluntary liens or encumbrances on Partnership assets;

               (j)  entering  into  any  contract,   including  any   employment
          contract;

               (k) borrowing any money by the Partnership in excess of $1,000 (other than trade payables and liabilities incurred in the ordinary course of business);

               (l) confessing any judgment against the Partnership in connection with any threatened or pending legal action;

               (m)  settling   any  claim  in  excess  of  $1,000   against  the
          Partnership;

               (n)  making  any   material   decision   concerning   Partnership
          accounting for book and federal income tax purposes or making any significant election for federal income tax purposes;

               (o) making the decision to institute any lawsuit and selecting the attorneys to prosecute such a lawsuit;

               (p) filing any voluntary petition in bankruptcy or receivership with respect to the Partnership;

               (q) lending any funds of the Partnership other than the deposit of Partnership funds in a federally insured institution;

               (r)  making  any  other   decision   under  this  Agreement  that
          specifically requires the approval of a Super-Majority Interest; and

               (s) obtaining any insurance coverage.

         7.3 Certificate of Limited Partnership. The General Partner shall file the Certificate with the Secretary of State of the State of Texas, and shall cause to be filed such other certificates or documents (including, without limitation, copies, amendments, or restatements of the Certificate) as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, qualification, or registration and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Texas and in any other state where the Partnership may elect to do business.

         7.4 Compensation and Reimbursement of General Partner. The General Partner shall not be compensated for services rendered to the Partnership as a General Partner. However, the Partnership shall reimburse the General Partner for all reasonable expenses incurred by the General Partner on behalf of the Partnership and/or for the benefit of the Partnership.

         7.5 Partnership Funds. The funds of the Partnership shall be deposited in such interest-bearing Partnership account or Partnership accounts as are designated by the General Partner. All withdrawals from or charges against such accounts shall be made by the General Partner or by its representative. Funds of the Partnership may be invested as determined by the General Partner in accordance with the terms and provisions of this Agreement.

         7.6 Duties. The General Partner shall manage the Partnership and its business and affairs in accordance with the terms of this Agreement to the best of its ability, and shall use its good faith efforts to carry out the business of the Partnership. The General Partner shall act honestly, in good faith and in the best interest of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent that it determines is necessary for the efficient carrying on thereof.

         7.7 Transactions with Affiliates. The General Partner may not, on behalf of the Partnership, enter into any transaction, agreement or contract with a Partner or with any Person that is an Affiliate of any Partner and/or the Partnership unless the terms to the Partnership of any such transaction, agreement, or contract involving the Partnership with a Partner or with any Affiliate of a Partner and/or the Partnership shall be competitive with the terms of similar transactions, agreements, or contracts obtained by persons in the same business as the Partnership in arms-length agreements with unrelated parties.

         7.8 Outside Activities; Conflicts of Interest. The General Partner or any Affiliate thereof and any director, officer, employee, agent, or representative of the General Partner or any Affiliate thereof shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in the same business as the Partnership, except that neither the General Partner nor any Affiliate shall be entitled to open an MRI imaging center or have any interest in an MRI imaging center at any location within a 10-mile radius of the Center. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of the General Partner, any Affiliate thereof, or any director, officer, employee, agent, or representative of either the General Partner or any Affiliate thereof.

         7.9 Resolution of Conflicts of Interest. Unless otherwise expressly provided in this Agreement or any other agreement contemplated herein, whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, any action taken by the General Partner, in the absence of bad faith by the General Partner, shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Texas Act or any other applicable law, rule, or regulation.

         7.10  Indemnification.  The   Partnership  shall  indemnify  and   hold
harmless the General Partner and any director, officer, employee, agent, or representative of the General Partner, against all liabilities, losses, and damages incurred by any of them by reason of any act performed or omitted to be performed in the name of or on behalf of the Partnership, or in connection with the Partnership's business, including attorneys' fees and any amounts expended in the settlement of any claims or liabilities, losses, or damages, to the fullest extent permitted by the Texas Act (excluding, however, any losses or damages resulting from the General Partner's negligence, gross negligence, fraud, willful misconduct, or breach of this Agreement). The Partnership shall indemnify and hold harmless any Limited Partner, employee, agent, or representative of the Partnership, any Person who is or was serving at the request of the Partnership acting through the General Partner as a director, officer, partner, trustee, employee, agent, or representative of another corporation, partnership, joint venture, trust, or other enterprise, but in no event shall such indemnification exceed the indemnification permitted by the Texas Act. Notwithstanding anything to the contrary in this Section 7.10, in no event shall Limited Partners be subject to personal liability by reason of the indemnification provisions of this Agreement.

         7.11  Liability of General Partner.

                  (a) Neither the General Partner nor its directors, officers, employees, agents, or representatives shall be liable to the Partnership or any Limited Partner for errors in judgment or for any acts or omissions that do not constitute negligence, gross negligence, fraud, willful or wanton misconduct or breach of this Agreement.

                  (b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its directors, officers, employees, agents, or representatives.

         7.12  Reliance by General Partner.

                  (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it, and any opinion of any such Person as to matters which the General Partner believes to be within such Person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

         7.13 Insurance. The General Partner, on behalf of the Partnership and at the Partnership's cost and expense, shall, during the entire term hereof, obtain, maintain and keep in full force and effect, such insurance coverage as the General Partner reasonably deems advisable, subject to Section 7.2.

                                  ARTICLE VIII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

         8.1 Limitation of Liability. A Limited Partner shall have no liability under this Agreement except as provided herein or under the Texas Act.

         8.2 Management of Business. No Limited Partner shall take part in the control (within the meaning of the Texas Act) of the Partnership's business, transact any business in the Partnership's name, or have the power to sign documents for or otherwise bind the Partnership other than as specifically set forth in this Agreement.

         8.3 Outside Activities. A Limited Partner or any Affiliate thereof, and any director, officer, employee, agent, or representative of such Limited Partner or any Affiliate thereof, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, any Affiliate thereof, or any director, officer, employee, agent, or representative of any Limited Partner or any Affiliate thereof.

         8.4 Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

                                   ARTICLE IX

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

         9.1 Records and Accounting. The General Partner shall keep or cause to be kept appropriate books and records with respect to the Partnership's business, which shall at all times be kept at the principal office of the Partnership or such other office as the General Partner may designate for such purposes. Any books and records maintained by the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on any information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained for financial reporting purposes on the accrual method of accounting.

         9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year for tax and accounting purposes.

         9.3  Reports.

                  (a) The General Partner shall deliver to each Partner, at the Partnership's expense, not later than 90 days following the end of each fiscal year, a balance sheet, an income statement, and an annual statement of source and application of funds of the Partnership for such fiscal year. Upon the request of any Partner, such financial statements shall be audited by an independent accounting firm selected by the requesting Partner, with the Partner requesting such audit paying the entire cost of the audit.

                  (b) The General Partner shall deliver to each Partner, at the Partnership's expense, not later than 45 days after the last day of each calendar quarter during the term of this Agreement, other than the last calendar quarter of the fiscal year in question, a balance sheet together with a profit and loss statement for such calendar quarter together with a cumulative profit and loss statement to date and with comparative statements for the like periods immediately preceding.

                  (c) Within twenty days following each calendar month, the General Partner shall deliver to each Partner a written report setting forth: (i) the Sharing Ratio applicable to each Partner for the immediately preceding month, (ii) the Composite Sharing Ratio for each Partner as of the end of the immediately preceding month, (iii) distributions for the immediately preceding month, setting forth the amount distributed to each Partner under each of Sections 6.1(a), (b) and (c), (iv) LDE's Undistributed Priority Return as of the end of the immediately preceding month, (v) UPR Elimination Payments for the immediately preceding month, and (vi) the maximum amount that could be distributed in the upcoming month under Section 6.1(b).

                                    ARTICLE X

                                   TAX MATTERS

         10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal, state and local income tax purposes. The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the General Partner shall determine in accordance with applicable law. The General Partner in its sole discretion may pay state and local income taxes attributable to operations of the Partnership and treat such taxes as an expense of the Partnership.

         10.2  Tax Elections.  Except as otherwise  provided herein, the General
Partner  shall  determine  whether  to  make  any  election   available  to  the
Partnership under the Code.

         10.3 Tax Controversies. Subject to the provisions hereof, PHYMED is designated the "tax matters partner" (as defined in section 6231 of the Code), and is authorized and required to represent the Partnership, at the Partnership's expense, in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with PHYMED in connection with such proceedings.

         10.4 Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in section 709 of the Code.

         10.5 Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                                   ARTICLE XI

                       TRANSFERS OF PARTNERSHIP INTERESTS

         11.1 Transfer Restrictions. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article XI shall be null and void. An alleged transferee shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books. The Partnership shall be entitled to treat the alleged transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability to any alleged transferee for distributions to the Partner owning such Partnership Interest of record or for allocations of income, gain, losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Partnership Interests. The term "transfer" when used in this Article XI with respect to a Partnership Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition.

         11.2 Transfers by General Partner. The General Partner may transfer all, but not less than all, of its Partnership Interest to any Person only after first obtaining the approval of a Super-Majority Interest, which approval may be unreasonably withheld. Any permitted transfer by the General Partner of its Partnership Interest under this Section 11.2 shall not constitute a withdrawal of the General Partner under Article XII, Section 13.1(b), or any other provision of this Agreement. If any such transfer is deemed to constitute a withdrawal under such provisions or otherwise and results in the dissolution of the Partnership under this Agreement or the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the reconstitution and continuation of the Partnership immediately following such dissolution, pursuant to Section 13.2.

         11.3 ransfers by Limited Partners. Except as provided in Section 11.4, a Partnership Interest of a Limited Partner may be transferred at any time.

         11.4 Additional Limitations on Transfers of Partnership Interests. The General Partner (or the Limited Partners if the General Partner is the transferor) may require, as a condition to any transfer of a Partnership
Interest of a Limited Partner, that, in the General Partner's (or Limited Partners, if applicable) reasonable determination: (a) the transfer will not jeopardize the treatment of the Partnership as a partnership for federal income tax purposes; (b) the transfer will not result in or cause a termination of the Partnership for federal income tax purposes; and (c) the transfer will not violate the registration requirements of applicable securities laws or cause any prior offer and sale of Partnership Interests to violate such requirements. The General Partner (or Limited Partners, if applicable) may also require the proposed transferee to deliver to the Partnership acceptable representations and warranties respecting its status under applicable securities laws and its investment intent with respect to the Partnership Interest, and may require the transferor and transferee to supply such other documentation as the General Partner (or Limited Partners, if applicable) may deem advisable in its sole discretion.

         11.5 Distributions and Allocations in Respect of Transferred Partnership Interests. If any Partnership Interest is transferred during any fiscal year in compliance with the provisions of this Article XI, Profits, Losses, and all other items attributable to the transferred interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law that are reasonably selected by the General Partner.

         11.6 Admission of Initial and Substitute Limited Partners and Successor General Partner.


                  (a) Admission of Initial Limited Partners. On the Effective Date, the General Partner shall admit LDE as the Limited Partner in the Partnership. Each Limited Partner shall execute this Agreement (or a counterpart thereof) and thereby agree to be bound by the terms hereof as Limited Partner.

                  (b) Admission of Substitute Limited Partners. A transferee (which may be the heir or legatee of a Limited Partner) or assignee of a Limited Partner's Partnership Interest, or Person acquiring a Partnership Interest pursuant to any foreclosure made upon any permitted pledge or hypothecation of such Partnership Interest, shall be entitled to receive the distributive share of the Partnership's Profits, Losses, income, gains, losses, deductions, and credits attributable to such Partnership Interest. To become a substitute Limited Partner, the transferor and the transferee must notify the General Partner in writing of such transfer. If acceptable to the General Partner, such transferee, assignee, heir, or legatee shall execute a counterpart of this Agreement, thereby agreeing to be bound by the terms hereof as a Limited Partner with respect to the Partnership Interest so transferred. Upon admission of a substitute Limited Partner, such Limited Partner shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall attain the status of a Limited Partner under and pursuant to this Agreement with respect to the Partnership Interest held by such Limited Partner.

                  (c) Admission of Successor General Partner. A permitted transferee of or successor to all of the Partnership Interest of the General Partner pursuant to Section 11.2 shall be admitted to the Partnership as the General Partner, effective as of the date of the withdrawal or removal of the predecessor General Partner or the date of transfer of such predecessor's Partnership Interest.

                  (d) Action by General Partner. In connection with the admission of any substitute Limited Partner or successor General Partner, the General Partner shall have the authority to take all such actions as it deems necessary or advisable in connection therewith, and the execution and filing with appropriate authorities of any necessary documentation.

         11.7 Prohibited Transfers. Any transfer or purported transfer, whether by operation of law or otherwise, of a Partnership Interest shall be null and void and of no legal effect unless it is permitted by this Article XI or by other provisions of this Agreement.

         11.8 Specific Performance and Other Remedies. It is expressly agreed that the remedy at law for breach of any of the obligations to transfer a Partnership Interest pursuant to this Article XI is inadequate in view of: (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and the Partnership relationship. Accordingly, each of the aforesaid obligations to transfer a Partnership Interest shall be, and is hereby expressly made, enforceable by specific performance.

         11.9  PHYMED Purchase Option.

                  (a) Purchase Option. At any time after thirty-six months from the Commencement Date, PHYMED or its Affiliate shall have the right, but not the obligation, to purchase all, but not less than all, of the Partnership Interests held by LDE and its Affiliates for the Purchase Price on the date the relevant Option Notice is sent.

                  (b) Option Notice. If PHYMED or its Affiliate desires to exercise its option under Section 11.9(a), it shall give written notice (the "Option Notice") to LDE stating its intention to exercise its option under Section 11.9(a) and a proposed calculation of the Purchase Price. The date of the Option Notice shall be the date such notice is deemed given or made pursuant to Section 15.1.

                  (c)  Calculation of Purchase Price.

                           (i) The "Purchase  Price" as of the date of an Option
                  Notice equals the greater of (A) $1,000, or (B) the excess (if any) of (I) the future value of $2,500,000 as of the date of the Option Notice (using a 15% per annum interest factor, compounded monthly, running from the Commencement Date to the date of the Option Notice), over (II) the future value of each distribution to LDE under Section 6.1 hereof and each UPR Elimination Payment as of the date of the Option Notice (using a 15% per annum interest factor (compounded monthly), running from the date of distribution or payment to the date of the Option Notice).

                           (ii)The Purchase Price shall be paid entirely in cash
                  at closing.

                  (d) Disagreement With Purchase Price. If LDE or its Affiliates disagree with the proposed calculation of Purchase Price set forth in the Option Notice, it shall give written notice to PHYMED (the "Purchase Price Notice") to that effect within fifteen (15) days from the date of the Option Notice. Such Purchase Price Notice shall state the specific grounds for disagreement and a new calculation of Purchase Price. If the parties cannot agree upon the Purchase Price within fifteen (15) days after the date of the Purchase Price Notice, then the parties shall submit the calculation of Purchase Price to a mutually acceptable national independent accounting firm. The fees and expenses of the national independent accounting firm shall be shared by the parties equally.

                  (c) Closing. A Transfer described in this Section 11.9 shall be consummated within thirty (30) days after the date on which the Purchase Price is finally determined pursuant to Section 11.9(d), or if there is no disagreement regarding the proposed calculation of Purchase Price set forth in the Option Notice, then within thirty (30) days after the date of the Option Notice.

                                   ARTICLE XII

                    WITHDRAWAL AND REMOVAL OF GENERAL PARTNER

         12.1 Events of Withdrawal. The General Partner may not voluntarily withdraw from the Partnership at any time. The General Partner, however, will be deemed to have withdrawn from the Partnership on the occurrence of any one of the following events (each event herein referred to as an "Event of Withdrawal"):

                  (a) The General Partner is removed as a general partner pursuant to Section 12.2; or

                  (b) The General Partner transfers all of its right, title and interest as General Partner pursuant to Section

         12.2  Removal.

                  (a) A General Partner may be removed as General Partner at any time: (i) after such Person commits an act of fraud or gross negligence in its capacity as General Partner; (ii) after such Person commits a material breach of this Agreement; (iii) after such Person engages in intentional and willful misconduct against the interests of the Partnership; (iv) after such Person suffers or is subject to an Event of Bankruptcy; or (v) upon the unanimous vote of the Limited Partners to remove the General Partner (which removal may be for any reason).

                  (b) Any such removal of that Person as the General Partner shall be effective after the following two conditions have been satisfied: (i) delivery of a removal notice to the General Partner from all of the Limited Partners; and (ii) approval by LDE of a new General Partner and the admission of such Person as a General Partner in the Partnership.

                  (c) If a Person is removed as a General Partner but continues to own a Partnership Interest, then the Partnership Interest shall be converted into a Partnership Interest as a Limited Partner.

                  (d) If a Person is removed as General Partner, such Person shall perform, execute and deliver or cause to be performed, executed and delivered any and all acts, documents and assurances as the new General Partner may reasonably require to evidence: (i) the removal of the former General Partner; (ii) if applicable, a conversion of the Partnership Interest of the former General Partner to a Partnership Interest as a Limited Partner; and (iii) the admission of a new General Partner.

                  (e) Notwithstanding anything to the contrary in Article XI, in connection with the admission of a new General Partner, the Limited Partners may assign Partnership Interests to such new General Partner so that such new General Partner has at least a 1% Percentage Interest in all items of Profit, Loss, income, gain, loss and deduction, Partnership capital, and distributions. The Partnership Interest of a Limited Partner that is assigned to such new General Partner shall be converted into a Partnership Interest as a General Partner upon its receipt by the new General Partner.

                                  ARTICLE XIII

                           DISSOLUTION AND WINDING UP

         13.1  Dissolution.

                  (a) Except as otherwise provided in this Agreement, no Partner shall have the right to terminate this Agreement or dissolve the Partnership by its express will or by withdrawal without the prior written consent of the other Partners.

                  (b) The Partnership shall be dissolved upon the first to occur of any of the following:

                         (i) the  expiration  of its term as provided in Section
                    1.3;

                         (ii) an  election  to  dissolve  the  Partnership  by a
                    Super-Majority Interest; or

                         (iii) any other event that,  under the Texas Act, would
                    cause the Partnership's dissolution.

         13.2 Continuation of the Partnership. Except as otherwise provided in this Agreement, upon the occurrence of an event described in Section 13.1(b)(iii), if there remains at least one General Partner, the business of the Partnership shall be carried on by such General Partner without dissolution if approved by LDE. In all other cases, upon the occurrence of an event described in Section 13.1(b), the Partnership shall be deemed to be dissolved and reconstituted only if the remaining Partners unanimously elect to continue the Partnership within 90 days of such event. If no election to continue the Partnership is made within 90 days of such event, the Partnership shall conduct only those activities necessary to wind up its affairs. If an election to continue the Partnership is made upon the occurrence of an event described in
Section 13.1(b), then:

                  (a) if there is no remaining General Partner, then within such 90 day period a successor General Partner shall be selected by LDE;

                  (b) the Partnership shall be deemed to be reconstituted and shall continue until the end of the term for which it is formed unless earlier dissolved in accordance with this Article XIII;

                  (c) the departing General Partner shall be automatically admitted to the Partnership as a Limited Partner and its former Partnership Interest as a General Partner shall be automatically converted to a Limited Partner's Partnership Interest; and

                  (d) all necessary steps shall be taken to amend or restate this Agreement and the Certificate.

         13.3  Liquidation.

                  (a) Upon dissolution of the Partnership, unless the Partnership is continued under Section 13.2, the General Partner shall be the liquidator (the "Liquidator"). The Liquidator shall be entitled to receive such compensation for its services as may be approved by a Super-Majority Interest.

                  (b) The Liquidator shall agree not to resign at any time without 15 days prior written notice and may be removed at any time, with or without cause, by notice of removal approved by a Super-Majority Interest. Upon dissolution, removal, or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers, and duties of the original Liquidator) shall within 30 days thereafter be selected by a Super-Majority Interest. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

                  (c) Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership.

                  (d) Subject to Section 13.4, the Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                         (i)  to the  payment  of the  expenses  of  terminating
                    transactions,   including,  without  limitation,   brokerage
                    commissions, legal fees, accounting fees and closing costs;

                         (ii) to the payment to  creditors  of the  Partnership,
                    including  Partners,  in order of priority  provided by law;
                    and

                         (iii) to the Partners and any  assignees in  accordance
                    with the positive balances in their respective Capital Accounts as provided in section 1.704-1(b)(2)(ii)(b)(2) of the Regulations; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.

         13.4  Distribution in Kind.  Notwithstanding the  provisions of Section
13.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator and a Super-Majority Interest determine that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners and any assignees, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or, after obtaining the approval of a Super-Majority Interest, may distribute to the Partners and assignees, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any joint operating agreements or other agreements governing the operation of such properties at such time. The Liquidator and a Super-Majority Interest shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

         13.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Section
13.3 and Section 13.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and Limited Partners if necessary) shall cause the cancellation of the Certificate in the State of Texas and of all qualifications and registrations of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas and shall take such other actions as may be necessary to terminate the Partnership.

         13.6 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

                                   ARTICLE XIV

                        AMENDMENT OF AGREEMENT; CONSENTS

         14.1 Amendment Procedures. All amendments to this Agreement shall be in accordance with the following requirements: (a) amendments to this Agreement may be proposed only by the General Partner or a Super-Majority Interest; (b) a proposed amendment shall be effective upon its approval by all of the Partners; and (c) the General Partner shall notify all Partners upon final adoption of any such proposed amendment.

         14.4 Action Without a Meeting. Any action that may be taken by Limited Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum Percentage Interests that would be necessary to authorize or take such action pursuant to the terms of this Agreement. To the extent that the laws of any jurisdiction to which the Partnership or the Partnership Agreement is subject require that any action of Limited Partners under this Agreement be unanimous, any action taken by Limited Partners pursuant to and in accordance with the preceding sentence shall be deemed to constitute the act of all Limited Partners and, in such event, each Limited Partner that does not execute such written consent hereby agrees to be bound by the decision of those Limited Partners executing such consent and hereby approves such action to the extent such approval is required for such matter to be effective under the laws of such jurisdiction. Prompt notice of the taking of such action shall be given to Limited Partners who have not consented in writing to such action.

                                   ARTICLE XV

                               GENERAL PROVISIONS

         15.1 Addresses and Notices. Any notice, demand, request, or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by United States registered or certified mail to the Partner at the address herein specified (i.e., the address shown on its signature page or as changed pursuant to Section 1.4(b) hereof), regardless of any claim or any Person who may have an interest in any Partnership Interest by reason of an assignment or otherwise.

         15.2 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

         15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

         15.4  Further  Action.  The  parties  shall   execute  all   documents,
provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

         15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

         15.6Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         15.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

         15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

         15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         15.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

         15.11 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

GENERAL PARTNER:                           PHYMED, INC.,
                                           an Oklahoma corporation

Address:

_________________________________          By:_________________________________
_________________________________          Name:_______________________________
                                           Title:______________________________

LIMITED PARTNER:                           LDE VENTURES, INC.,

                                           an Illinois corporation

Address:


_______________________                    By:  _______________________________
_______________________                    Name: ______________________________
_______________________                    Title: _____________________________

                                    EXHIBIT A
                                    ---------

                          Initial Percentage Interests
                          ----------------------------

                        PHYMED                    65%
                        LDE                       35%